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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

CENTENNIAL SPECIALTY FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-31816	55-0825751
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10700 E. Geddes Ave. #170 Centennial, Colorado 80112
(Address of principal executive offices) (Zip Code)

(303) 292-4018
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        Centennial Specialty Foods Corporation (the "Company") and its lending bank, Heartland Bank, have agreed to amend the Company's loan and security agreement effective January 6, 2005. The material terms of the amendment are:

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  The minimum consolidated net worth covenant of the Company was reduced to $6,400,000 from $7,000,000. This will be a continuous measurement rather than at quarter end. In addition, the bank agreed to waive a potential event of default that may exist under this covenant at December 31, 2004 to the extent consolidated net worth of the Company at December 31, 2004 is less than $6,700,000. The Company believes it meets this reduced consolidated net worth amount and no event of default has occurred.

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  Dividends or distributions on the capital stock of the Company will not be allowed until the consolidated net worth of the Company reaches $7,000,000. Thereafter, dividends will be allowed only to the extent of one-half of net income.

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  Availability of the credit line under the agreement will be limited to $4,000,000 until the Company attains consolidated net worth of $7,000,000 for two consecutive quarter ends and minimum debt service coverage ratio is met for two consecutive quarterly measurement periods.

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  Unless the Company requests loan availability in excess of $4,000,000 the minimum debt service ratio will not be activated until the quarter ending December 31, 2005.

        The amendment was negotiated with the bank, as the Company determined it would likely not meet the previously existing $7,000,000 consolidated net worth requirement as of December 31, 2004. The loan and security agreement with the bank is Exhibit 10.20.3 to the Company's Quarterly Report on Form 10-QSB for the Quarterly Period ended June 30, 2004, filed with the Securities and Exchange Commission on or about August 16, 2004. Outstanding borrowings under the credit line as of January 6, 2005 are approximately $2,400,000.

SIGNATURE

        Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL SPECIALTY FOODS CORPORATION
By:	/s/ JEFFREY R. NIEDER Jeffrey R. Nieder, Chief Executive Officer

Date: January 6, 2005

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  ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE